POWER OF ATTORNEY

(Section 16 (a) Reporting)


KNOW ALL MEN BY THESE PRESENTS, that the undersigned, an officer, director and/or shareholder of FEI Company (the "Company"), does hereby constitute and appoint Vahe A. Sarkissian, Stephen F. Loughlin, Jim D. Higgs and Bradley J. Thies, and any one of them, his true and lawful attorney and agent to execute in his name any and all reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 with respect to equity securities of the Company; and to file the same with the Securities and Exchange Commission and any applicable stock exchange or market; and the undersigned does hereby ratify and confirm all that such attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

This Power of Attorney revokes all prior Powers of Attorney relating to reporting under Section 16(a) and shall remain in effect until revoked by a subsequently filed instrument.


DATED:	August 24, 2003


THOMAS F. KELLY
Thomas F. Kelly